Exhibit 99.2

Contact:	Jim Gustafson
DaVita Inc.
310-536-2585

DaVita Inc. Commences Cash Tender Offers and Consent Solicitations for Any and All of its 6 5/8% Senior Notes due 2013 and 7 1/4% Senior Subordinated Notes due 2015

DENVER, October 1, 2010 (BUSINESS WIRE) — DaVita Inc. (NYSE: DVA) (“DaVita” or the “Company”) today announced that it has commenced tender offers to purchase for cash (the “Tender Offers”) any and all of its 6 5/8% Senior Notes due 2013 (the “6 5/8% Notes”) and 7 1/4% Senior Subordinated Notes due 2015 (the “ 7 1/4% Notes”) (together, the “Notes”). Concurrently, it is soliciting consents from the holders of the Notes (the “Consent Solicitations” and, together with the “Tender Offers,” the “Offers”) for the purpose of eliminating substantially all of the restrictive covenants and certain events of default from the Notes and the indentures pursuant to which the Notes were issued. The Offers are being made pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Statement”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), each dated October 1, 2010.

In order to receive the applicable “Total Consideration,” which includes the Consent Payment, holders must validly tender and thereby deliver their consent and not withdraw their Notes by 5:00 p.m., New York City time, on October 15, 2010, unless extended (such time and date, as the same may be extended, the “Consent Payment Deadline”). Holders who tender Notes after the Consent Payment Deadline will receive the “Tender Offer Consideration” which is equal to the Total Consideration minus the Consent Payment.

The following table shows the series of Notes included in the Offers as well as the applicable Consent Payment and Total Consideration per $1,000 of each series of Notes.

Notes	CUSIP	Outstanding Principal Amount	Tender Offer Consideration(1)(2)	Consent Payment(1)	Total Consideration(1)(2)
6 5/8% Senior Notes due 2013	23918KAE8	$700,000,000	$989.06	$30.00	$1,019.06
7 1/4% Senior Subordinated Notes due 2015	23918KAH1	$850,000,000	$1,008.75	$30.00	$1,038.75

(1)	For each $1,000 principal amount of Notes.
(2)	Excluding accrued but unpaid interest thereon from the most recent interest payment date for the Notes to, but not including, the applicable Payment Date (as defined in the Statement), which interest will be paid in addition to the applicable Tender Offer Consideration or Total Consideration pursuant to the Offers.

The Offers will expire at 8:00 a.m., New York City time, on November 1, 2010 unless extended or earlier terminated. Tendered Notes may not be withdrawn after the earlier to occur of (i) 5:00 p.m., New York City time, on October 15, 2010 or (ii) the date and time the Company and the trustee for the applicable indenture execute an amendment to the applicable indenture pursuant to which the Notes were issued.

The Offers are subject to satisfaction or waiver of certain other conditions described in the Statement, including the Financing Condition (as defined therein).

DaVita Inc. has engaged BofA Merrill Lynch and J.P. Morgan Securities LLC as the Dealer Managers and Solicitation Agents for the Offers. Questions regarding the Offers may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) and (980) 388-9217 (collect) and J.P. Morgan Securities LLC at (800) 245-8812 (toll free) and (212) 270-3994 (collect). Copies of the Statement and Letter of Transmittal and Consent may be obtained from the Information Agent for the Offers, D. F. King & Co., Inc., at (212) 269-5550 (collect) or (800) 487-4870 (toll free).

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of June 30, 2010, DaVita operated or provided administrative services at 1,582 outpatient dialysis facilities, serving approximately 122,000 patients.

Forward-Looking Statements

This release contains forward-looking statements, including statements related to anticipated refinancing transactions. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows and the risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, our quarterly reports on Form 10-Q for the first quarter ended March 31, 2010 and the second quarter ended June 30, 2010 and subsequent quarterly reports filed on Form 10-Q. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to: the concentration of profits generated from commercial payor plans; continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients; a reduction in the number of patients under higher-paying commercial plans; a reduction in government payment rates or changes to the structure of payments under the Medicare End Stage Renal Disease program or other government-based programs, including, for example, the implementation of a bundled payment rate system beginning January 2011 which will lower reimbursement for services we provide to Medicare patients, and the impact of health care reform legislation that was enacted in the United States in March 2010; changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing; our ability to maintain contracts with physician medical directors; legal compliance risks, including our continued compliance with complex government regulations; the resolution of ongoing investigations by various federal and state government agencies; continued increased competition from large and medium-sized dialysis providers that compete directly with us; and our ability to complete, integrate and successfully operate any businesses we may acquire.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.